Exhibit 2.1
EXECUTION VERSION
FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT (the “Amendment”), dated as of November 30, 2021, is entered into by and among each of CHP Merger Corp., a Delaware corporation (“CHP”), Accelerate Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and Integrity Implants Inc., a Delaware corporation (the “Company”).  CHP, Merger Sub and the Company shall be referred to herein from time to time collectively as the “Parties”.

WHEREAS, the Parties have entered into a Business Combination Agreement dated as of November 14, 2021 (as amended from time to time the “BCA”);

WHEREAS, the Parties hereto have agreed to (i) enter into an Investment Agreement (as defined below) dated as of the date hereof among the Company, the Sponsor and certain CHP Investors, providing for additional investments in the Company and certain additional contributions to the Trust Account  (the “Monthly Contributions” as defined in the Investment Agreement), subject to the terms and conditions detailed in the Investment Agreement and (ii) cause the Sponsor Support Agreement to be amended as of the date hereof to provide for the transfer of certain CHP Class B Common Shares from the Sponsor to certain Company Stockholders immediately prior to and conditional upon the Closing under the BCA; and

WHEREAS, the Parties hereto desire to amend certain terms of the BCA in order to reflect the transactions contemplated by the Investment Agreement and the amended Sponsor Support Agreement.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

Section 1.    Definitions.  All capitalized terms not otherwise defined herein have the meanings set out in the BCA.

Section 2.    Amendments to the BCA.  As of the date hereof, the following sections of the BCA are hereby amended as set forth below:

(a)          The following definitions shall be amended and restated in their entirety:

“Aggregate Transaction Proceeds” means (A) the aggregate cash proceeds available for release to any CHP Party from the Trust Account in connection with the transactions contemplated hereby (after, for the avoidance of doubt, giving effect to all of the CHP Stockholder Redemptions and the payment of all Unpaid CHP Expenses (excluding premiums for D&O insurance incurred pursuant to Section 5.15) and reasonable legal, accounting and financial advisor expenses that are Unpaid Company Expenses, excluding any fees or other amounts payable pursuant to the Piper Letter (as defined in the Company Disclosure Schedules)) plus (B) an amount equal to (i) the aggregate amount invested by CHP Investors in the Company pursuant to the Investment Agreement minus (ii) the aggregate Extension Premium.

“Ancillary Documents” means the Sponsor Support Agreement, the Investors’ Rights Agreement, the Transaction Support Agreement, the Investment Agreement, the Letters of Transmittal and each other agreement, document, instrument and/or certificate contemplated by the foregoing or by this Agreement executed or to be executed in connection with the transactions contemplated hereby, in each case as amended from time to time.

“CHP Investors” means the Sponsor, AHA and any Affiliate of the foregoing, together with any investor who is a Permitted Person (as defined in the Investment Agreement) and enters the Investment Agreement as an investing party thereunder from time to time prior to the Closing.

“Consideration Share Number” means 41,100,000 minus the Net Debt Figure (which may be positive or negative) where the “Net Debt Figure” means (a) (x) the Indebtedness of the Group Companies (excluding any Indebtedness incurred pursuant to the Investment Agreement) minus (y) the total cash of the Group Companies (in each case as of the most recent practicable date (not earlier than 10 days prior to Closing), as calculated in accordance with GAAP) divided by (b) $10, rounded to the nearest whole number.

“Permitted Additional Indebtedness” means “ (i) ordinary course trade payables, (ii) Indebtedness incurred under or pursuant to the Company’s loan and security agreement and related warrant agreement with Eastward Fund Management LLC, as amended in each case in connection with the provision of a maximum loan amount of $24 million and related increase in outstanding Company Warrants held by Eastward from 426,590 to 568,786 (including the Unearned Eastward Warrants), and (iii) any Extension Premium Convertible Notes issued by the Company pursuant to the terms of the Investment Agreement; provided that on and from the date on which CHP Investors have completed an investment of greater than or equal to $13,732,464.34 in the Series D Capital Raise, any further Indebtedness incurred under subsection (ii) shall not be deemed Permitted Additional Indebtedness.

“Series D Capital Raise” means the Company’s ongoing Series D funding round (including the amount raised from CHP Investors) up to a maximum of $20 million in the aggregate incurred after the date hereof, such fundraising being on the same terms and conditions as in effect prior to the date hereof and disclosed to CHP.

(b)          The following definitions shall be inserted:

“Extension Premium” means the amount, up to a maximum of $3,732,464.34 actually paid by the Company into the Trust Account pursuant to the terms of the Investment Agreement.

“Extension Premium Convertible Notes” means any Convertible Notes issued by the Company under and in accordance with the Investment Agreement.

“Investment Agreement” means the investment agreement by and among the Sponsor, CHP, the Company and the other parties thereto, dated as of November 30, 2021, as amended from time to time.

(c)          Section 5.1(b)(iv) shall be amended and restated as follows:

“ transfer, issue, sell, grant, pledge or otherwise directly or indirectly dispose of, or subject to a Lien, (A) any Equity Securities of any Group Company or (B) any options, warrants, rights of conversion or other rights, agreements, arrangements or commitments obligating any Group Company to issue, deliver or sell any Equity Securities of any Group Company, in each case other than (i) in connection with the Series D Capital Raise or Permitted Additional Indebtedness or as allowed in Section 5.1(b)(vii) or (ii) in connection with the valid exercise of any option, warrant, convertible note or similar instrument (x) outstanding on the date hereof in accordance with the terms of the Company Equity Plan and the underlying grant, award or similar agreement or otherwise or (y) permitted to be issued under this Section 5.1(b)(iv);”

(d)          Section 5.19 (Incentive Equity Plan; Unearned Eastward Warrants) shall be retitled “Incentive Equity Plan; Unearned Eastward Warrants; Extension Premium Convertible Notes”, and a new sub-section 5.19(c) shall be added to such Section as follows:

“The parties shall cooperate to ensure that the shares of New CHP Common Stock to which any holder is entitled following the Closing under the terms of the Extension Premium Convertible Notes shall be duly authorized and issued promptly following the Closing in accordance with the terms of the Extension Premium Convertible Notes.”

(e)          Section 7.2(g) shall be amended and restated as follows:

“no breach of the Sponsor Support Agreement as it relates to the vesting provisions of the Sponsor’s Equity Securities or transfer of Sponsor’s warrants or CHP Class B Common Stock shall have occurred;”

(f)          the following termination right shall be added as new Section 8.1(j):

“by the Company if (i) CHP Investors fail to fund any part of the Extension Premium pursuant to the Investment Agreement and (ii) following such event as a result of a CHP Stockholder Redemption occurring prior to the Closing, the Trust Account holds less than $60,000,000; provided that, the Company shall not have a termination right pursuant to this Section 8.1(j) in the event that it has violated Section 2.3 of the Investment Agreement.”

Section 3.    Miscellaneous.

(a)          References to the BCA.  Upon the effectiveness of this Amendment, each reference in the BCA to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import shall mean and be a reference to the BCA as amended hereby, and each reference to the BCA in any other document, instrument or agreement executed and/or delivered in connection with the BCA shall mean and be a reference to the BCA as amended hereby.  References in the BCA to “the date of this Agreement”, “the date hereof” or words of like import shall continue to mean the date of execution of the BCA, November 14, 2021.

(b)          No Other Changes.  Except as specifically amended by this Amendment, the BCA and all other Ancillary Documents shall remain in full force and effect and are hereby ratified and confirmed.

(c)          No Waiver.  The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Party under the BCA or any other document, instrument or agreement executed in connection therewith, nor constitute a waiver of any provision contained therein, except as  specifically set forth herein

(d)          Entire Agreement.  This Amendment, together with the BCA and the Ancillary Documents as amended on or around the date hereof including the Investment Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(e)          Incorporation by Reference.  The following sections of the BCA shall apply to this Amendment to the same extent as they apply to the BCA, mutatis mutandis: Sections 9.2 (Entire Agreement; Assignment), 9.3 (Amendment), 9.5 (Governing Law), 9.7 (Construction; Interpretation), 9.10 (Severability), 9.11 (Counterparts; Electronic Signatures), 9.15 (Waiver of Jury Trial) and 9.16 (Submission to Jurisdiction).

IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

CHP MERGER CORP.

By:
Name:
Title:

ACCELERATE MERGER SUB, INC.

By:
Name:
Title:

INTEGRITY IMPLANTS INC.

By:
Name:
Title: